Exhibit 10.1

EMULEX CORPORATION

EXECUTIVE INCENTIVE PLAN

(Effective July 2, 2012)

PLAN PURPOSE

To focus members of the management team on the achievement of specific Company and individual accomplishments that contribute to the creation of shareholder value.

To assist in attracting and retaining top quality management.

GENERAL PLAN DESCRIPTION

These Terms and Conditions set forth within this document hereby govern the interpretation, eligibility, and calculations for the Emulex Corporation (the “Company”) Executive Incentive Compensation Plan (the “Plan”).

This Plan provides for a cash award based upon Company performance against Net Revenue and Net Operating Income plan goals and specified business goals. In addition, a discretionary incentive for recognition of extraordinary contributions to the success of the company may be recommended. All incentive compensation recommendations are subject to the approval of the Compensation Committee of the Emulex Board of Directors.

ELIGIBILITY

Corporate officers, executive officers, operating officers, senior vice presidents, vice presidents, senior directors, and directors, excluding those eligible for sales commission (unless otherwise indicated within this document), are eligible for selection to participate in this Plan. Actual Plan participants will normally be selected from among those eligible annually, prior to the start of each fiscal year, by the Chief Executive Officer and approved by the Compensation Committee.

See the “Appendix” for a list of eligible positions/levels and targets covered by this document.

TERM, PERFORMANCE PERIOD, AND PAYMENT

Plan Term – The Plan is effective on the first day of the fiscal year and ends on the last day of the fiscal year.

Performance Period — The performance period is selected at the discretion of the Company and may be:

o	Quarterly: Beginning on the first day of the fiscal quarter and ending on the last day of the fiscal quarter.

o	Semi-Annual: Beginning on the first day of the fiscal quarter 1 and ending on the last day of the fiscal quarter 2, and beginning on the first day of fiscal quarter 3 and ending on the last day of fiscal quarter 4.

o	Annual: Beginning on the first day of the fiscal year and ending on the last day of the fiscal year.

EMULEX CORPORATION-EXECUTIVE INCENTIVE PLAN

(Effective July 2, 2012)

Payment — Incentive awards are payable upon approval by the Compensation Committee, as recommended by the CEO.

TARGET INCENTIVE OPPORTUNITY

Each eligible participant will be assigned a Target Award Opportunity expressed as a percentage of his or her actual gross base salary in effect at the end of the respective performance period based on job title.

Foreign Currency considerations – All plan participants whose gross base salary is not denominated in U.S. dollars will be paid in the same currency as their gross base salary. All incentive calculations will be made using the equivalent gross base salary in US currency.

INCENTIVE AWARD CRITERIA

Incentive award criteria will be based upon achieving a combination of corporate performance goals. The weighting factors are:

Corporate Performance Goal	Goal Weighting
Net Revenue	45%
Net Operating Income	55%

CORPORATE PERFORMANCE GOAL	THRESHOLD (MINIMUM)*	TARGET	MAXIMUM
ACHIEVEMENT %	80.00%	100.00%	133.33%
INCENTIVE AWARD - % EARNED	70.0%	100.0%	150.0%

* Note: No cash award will be deemed earned or payable if Net Operating Income for the applicable performance periods falls below 50% of the AOP approved plan.

The actual goals for measurement purposes will be based upon the Company’s fiscal Annual Operating Plan (AOP) as approved by the Board of Directors. Corporate incentive components will be calculated according to the following procedure (assumes quarterly performance period):

1.	The Target Award Opportunity times the participant’s quarterly gross base salary equals the Target Award.

Example : 35% x $25,000 (quarterly salary) = $8,750 Target Award

2.	The weighting factors for net revenue, net operating income as stated above times the Target Award give the incentive target for each weighting factor.

Example : 45% x $8,750 = $3,937.50 (net revenue target)

55% x $8,750 = $4,812.50 (net operating income target)

3.	An accelerator formula of 1.5 x % of performance less 50% will be used for each part of the quantitative incentive award calculation to reinforce over-achievement opportunity as well as to minimize any incentive payment for performance below fiscal AOP planned levels.

EMULEX CORPORATION-EXECUTIVE INCENTIVE PLAN

(Effective July 2, 2012)

Using the Example, if the first quarter performance is 105% of net revenue and 110% of net income:

•	(105% x 1.50) less 50% = 157.5% – 50% = 107.5% of net revenue target:
ð107.5%	x $3,937.50 = $4,232.81 net revenue incentive component

•	(110% x 1.50) less 50% = 165% – 50% = 115% of net operating income target:

ð115%	x $4,812.50 = $5,534.38 net operating income incentive component

Total first quarter incentive components = $9,767.19

Using the Example, if the second quarter performance is 90% of Net Revenue and 80% of Net Operating income:

•	(90% x 1.50) less 50% = 135% – 50% = 85% of net revenue target:
ð85%	x $3,937.50= $3,346.88 net revenue incentive component

•	(80% x 1.50) less 50% = 120% – 50% = 70% of net operating income target:
ð70%	x $4,812.50 = $3,368.75 net operating income incentive component

Total second quarter incentive components = $6,715.63

4.	Net Revenue and Net Operating Income will be treated as separate components independent of one another regardless of the award formula, and will be added to compute the cash award. However, a minimum threshold of 80% of the Board of Directors’ approved AOP for Net Revenue must be achieved for a Net Revenue incentive component to be included in the cash award. Likewise, a minimum threshold of 80% of the Board of Directors’ approved AOP for Net Operating Income must be achieved for a Net Operating Income component to be included in the cash award.

Note: In no event will a cash award be deemed earned or payable under any component or provision of the plan if actual Net Operating Income for the applicable performance periods falls below 50% of the approved AOP for Net Operating Income for such performance period.

5.	A participant’s cash award may be adjusted by a Performance Contribution Factor (PCF) which represents the level of the participant’s contribution to the Company’s results for the quarter, and the payment made to the participant shall be the cash award multiplied by the PCF. The PCF will be determined by the Company, and can range from 0.9 to 1.1, as a factor to be multiplied by the cash award for the performance period. A PCF other than 1.0 should be applied on an exception basis. The PCF for a participant will be based on exceptional performance (positive or negative) against the objectives set for that participant at the beginning of the quarter, and the participant’s progress against those objectives as discussed with his or her manager.

EMULEX CORPORATION-EXECUTIVE INCENTIVE PLAN

(Effective July 2, 2012)

DISCRETIONARY AWARDS

When an individual makes an extraordinary contribution to the success of the Company, the employee’s contribution deserves special recognition and financial reward. It is the intention of this “Discretionary Awards” provision to provide the CEO with the latitude to recommend unusual incentive awards to be made to such contributors when they occur. Such incentive award recommendations are not subject to the guidelines of the Plan described above, but are subject to the review and prior approval of the Compensation Committee.

PLAN ADMINISTRATION

The Plan will be administered under the direction of the CEO of Emulex Corporation upon approval by the Emulex Compensation Committee. The administrator’s authority includes recommendations as noted below as well as:

o	Identification of Plan participants, corporate performance goals, award opportunity and award payment.

o	Interpretation of the Plan.

o	Changes to the Plan or termination of the Plan, provided such changes or termination do not adversely affect the award opportunity or difficulty of earning awards following the beginning of the fiscal year.

o	Treatment of special events in calculating performance versus plan, such as a major acquisition or changes in accounting regulations.

ELIGIBILITY THRESHOLDS & PRO-RATION OF INCENTIVE TARGET / PAYOUT

Except as otherwise provided in this Plan or as required by law, if an employee is (a) hired by the Company into an eligible incentive position, or (b) is promoted or transferred during the performance period into an eligible position, his/her award opportunity will be based on the effective date of the event.

New Hires Minimum Participation Requirement – A participant must be an active regular full-time employee during the performance period for which the incentive is paid. A pro-rated payment will be made for employment during portions of a performance period, provided the participant has been employed for a minimum of:

•	30 calendar days during the performance period if performance period is defined as quarterly.

•	60 days if the performance period is semi-annual.

•	90 days if the performance period is annual.

Calculation of Prorated Targets – An employee, who is placed into an incentive eligible position during the performance period, is eligible for a prorated award target based upon the number of days divided by the day of performance period to get the proration factor (minimum days of service required for new-hires as stated above). Proration factor will be applied against the employee’s incentive target to get the performance period’s eligible target percentage.

EMULEX CORPORATION-EXECUTIVE INCENTIVE PLAN

(Effective July 2, 2012)

For example: If an employee who is promoted into an incentive eligible position on August 16th would be eligible for a prorated payment under the plan (assuming a quarterly payout) as follows:

o	August 16th = 46th day of quarter; full quarter is 91 days therefore proration factor would be 49.45% (45 days/91 days)

o	Assuming this employee had a 35% incentive target the prorated incentive target for the quarter would be = 17.31% (35% Incentive Target x 49.45%)

All quarterly, semi-annual and/or annual incentive opportunities under the Plan will be determined and prorated based on full days, as described above.

Leaves of Absence (LOA) – Except as otherwise provided in this Plan or as required by law, if an Employee goes on an approved Family Medical Leave Act (FMLA), Workers Compensation or Personal Leave of Absence during the performance period, his/her incentive award will be prorated based upon full number of days worked during the performance period.

o	An Employee who is out of work on an Approved Leave of Absence for any reason and, as a result, does not work during the performance period will NOT be eligible for an award payout.

o	Payment for any incentive earned up to the start of an applicable Approved Leave of Absence will be calculated and paid according to the normal process, even if such payment occurs while an Employee is out on an Approved Leave of Absence. Further, payment for any incentive earned during an applicable Approved Leave of Absence will be calculated according to the normal process, and payment will be made as soon as administratively possible following the employee’s return from approved leave.

Participant Performance Requirement – Notwithstanding anything to the contrary in this document, except as otherwise required by law, eligibility to participate in the Plan or to earn or receive credit for any incentives for a given full-month period during the performance period is contingent on performance by the employee at a “satisfactory level” for such period, which is defined as: (i) having no deficiencies in meeting goals or failure to meet job standards as determined by the Company in its discretion; (ii) effectively performing his/her duties and responsibilities as generally outlined in the job description as determined by the Company in its discretion; or (iii) not being subject to a written Performance Improvement Plan (PIP) or on probation for the period defined in such PIP or probation.

Separation From Employment - Except as otherwise provided in the Plan, below in this Section or as required by law, an Employee is eligible to receive an incentive if he/she is employed by the Company on the day of actual incentive payout and otherwise meets the incentive goal/target, performance, and other eligibility requirements set forth in this Plan.

o	In the event an Employee is terminated by the Company from his/her employment for the reasons summarized below, an Employee will be eligible to receive an incentive payout for each applicable performance period (e.g., for monthly, quarterly and/or annual components) The incentive award will be based upon the full number of days the employee worked during the performance period, regardless of when the incentive(s) are later paid.

EMULEX CORPORATION-EXECUTIVE INCENTIVE PLAN

(Effective July 2, 2012)

•	Permanent or indefinite reduction in staff resulting in job elimination;

•	Reduction of an employee’s position as the result of an organizational or business restructuring;

•	Discontinuance of an operation;

•	Relocation of all or a part of Emulex’s business;

•	Lack of work;

•	Location closing;

•	Sale of an operation to a third party; or

•	Sale or other change in ownership of all or a part of Emulex’s business.

o	In the event an employee is terminated by the Company, resigns or is otherwise separated from his/her employment for any reason other than those described in this Section above prior to payment of all or a portion of a Plan award for an applicable performance period (e.g., for quarterly, semi-annually, and/or annual), the employee shall immediately cease eligibility as a participant in the Plan, and shall not be entitled to any incentive award.

Examples of reasons for termination or separation that disqualify an employee from earning a potential incentive award include, but are not limited to:

•	Resignation by the Employee for any reason.

•

Termination by the Company for unsatisfactory job performance, violation of rules of conduct, disloyalty or breach of fiduciary duty to the Company, or any other reason not specifically listed in this Section above.

o	In the event of an employee’s death, the employee’s estate will be eligible to receive an incentive award payout in whole or prorated for each applicable performance period (e.g., for quarterly, semi-annually and/or annual) if decedent was employed by the Company prior to death of such performance period and otherwise meets the incentive goal/target.

o	All incentive awards paid upon separation from employment shall be payable at the same time and in accordance with this Plan. Exceptions must be approved in writing by the CEO.

Payment of Awards – Upon approval of an incentive award in accordance with this Plan, the incentive award payment will be distributed no later than the first payroll cycle following the 60 days after the performance period ends. The award payment will be processed after financial close of the performance period, completion of the audit/review of the Company’s financial statements by the Company’s independent auditors, and approval by the Emulex Compensation Committee.

EMULEX CORPORATION-EXECUTIVE INCENTIVE PLAN

(Effective July 2, 2012)

PLAN CHANGES

The terms and provisions of this Plan are not intended to be a contract and are not contractually enforceable. Rather, they are guidelines that Emulex reserves the right to amend or terminate without prior notice, and to interpret within its sole discretion.

If any disagreements arise regarding the interpretation of the provisions of the Plan, Emulex Corporation (the “Company”) retains the sole discretion to interpret the Plan’s provisions. The Company further reserves the right in its sole discretion at any time, to change, modify, amend, terminate, or discontinue the Plan.

AT-WILL EMPLOYMENT

This document contains guidelines relating to compensation of certain employees of Emulex. This document is not intended and shall not be read to create any express or implied promise or contract for employment, for any benefit, or for specific treatment in specific situations. Unless the employee has an employment agreement with the Company, the employment relationship with Emulex is at-will, meaning the employment is not for any minimum or set period, and is subject to the mutual consent of the employee and Emulex, and either party may terminate the employment at any time, for any reason, without cause or prior notice.

EQUAL EMPLOYMENT OPPORTUNITY

This plan will be administered and incentive compensation paid on an equal opportunity basis without regard to race, religion, sex, age, national origin, physical or mental disability, marital status, sexual orientation, or any other characteristic that is protected by applicable law.

DEFINITIONS

Active Regular Full-time Employee: An employee working 40 hours per week.

Gross Base Salary: An employee’s base salary, and does not include payment for overtime, incentive payment of any type, or other income such as relocation allowances, employee referral payment, etc.

Net Revenue: Net revenue as presented in the Company’s consolidated financial statements.

Net Operating Income: Non-GAAP Operating income as publically disclosed.

EMULEX CORPORATION-EXECUTIVE INCENTIVE PLAN

(Effective July 2, 2012)

Approved by Compensation Committee:

Bruce C. Edwards	Date

Don M. Lyle	Date

Beatriz Infante	Date

Approved by CEO:

James McCluney	Date

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EMULEX CORPORATION-EXECUTIVE INCENTIVE PLAN

(Effective July 2, 2012)

Target Incentive Opportunity Categories

Employee Category	Target Incentive Percentage
1	100%
2	80%
3	70%
4	60%
5	55%
6	50%
7	42.86%
8	40%
9	35%
10	20%
11	10%